EXHIBIT 9(b)(1)

                            COMPASS SERVICE AGREEMENT

      THIS AGREEMENT made as of this 1st day of January, 1990, by and between SCUDDER TRUST COMPANY, a New Hampshire banking corporation ("Trust Company") and SCUDDER DEVELOPMENT FUND, a Massachusetts business trust ("the Fund").

                                   WITNESSETH:

      WHEREAS, Trust Company is engaged in the business of providing certain recordkeeping and other services; and

      WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended; and

      WHEREAS, Trust Company is willing to provide to the Fund certain recordkeeping and other services in connection with certain omnibus accounts maintained with the Fund on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth, the parties covenant and agree as follows:

Article 1. Terms of Appointment: Duties of the Service.

      1.01. Subject to the terms and conditions set forth in this Agreement, the Fund employs and appoints Trust Company to act as, and Trust Company agrees to act as, recordkeeping agent with respect to the authorized and issued shares of beneficial interest of the Fund ("Shares") or units representing such Shares ("Units") which are held in plan-level omnibus accounts (individually an "Account" or collectively the "Accounts") in connection with certain retirement and employee benefit plans established under the Internal Revenue Code of 1986 including but not limited to defined contribution plans, Section 403(b) plans, individual retirement accounts and deferred compensation plans (each a "Plan" or collectively the "Plans"), utilizing the Comprehensive Participant Accounting Services ("COMPASS"), and established by plan administrators, employers, trustees, custodians and other persons (each individually an "Administrator" or collectively the "Administrators") on behalf of employers (each individually an "Employer" or collectively the "Employers") and individuals for certain participants in such Plans (each individually a "Participant" or collectively the "Participants").

      1.02. Trust Company agrees that it will perform the following services in accordance with procedures established from time to time by agreement between the Fund and Trust Company. Subject to instructions from the Administrators, Trust Company shall:

            (i) receive from Administrators instructions for the purchase of Shares of the Fund, confirm compliance with such instructions and, as agent of the respective Administrators, deliver within a reasonable time such instructions and any appropriate documentation therefor to the Transfer Agent of the Fund duly appointed by the Trustees of the Fund (the "Transfer Agent");

            (ii) record the purchase by Plans of the appropriate number of Shares or Units and within a reasonable time allocate such Shares or Units among the Participants' Accounts;

            (iii) record dividends and capital gains distributions on behalf of Participants;

            (iv) receive from Administrators instructions for redemption and repurchase requests and directions, confirm compliance with such instructions and as agent of the respective Administrators deliver within a reasonable time such instructions and any appropriate documentation therefor to the Transfer Agent;

            (v) record the redemption or repurchase by Plans of the appropriate number of Shares or Units and within a reasonable time make the appropriate adjustments among the Participants' accounts;

            (vi) certify to the Fund no less frequently than annually the number of Participants accounts for which records are maintained hereunder;

            (vii) maintain records of account for and advise the Fund and Administrators and Participants, when appropriate, as to the foregoing;

            (viii) maintain all Plan and Participant accounts other than accounts maintained by the Transfer Agent; and

            (ix) maintain and mail administrative reports and Participant statements.

      Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and Trust Company.

Article 2. Fees and Expenses

      2.01. For performance by Trust Company of services pursuant to this Agreement, the Fund agrees to pay Trust Company an annual maintenance fee for each Participant account as set out in the fee schedule, as amended from time to time. Such fee schedule and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time by mutual agreement between the Fund and Trust Company.

      2.02. In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse Trust Company for out-of-pocket expenses or advances incurred by Trust Company for the items set out in the fee schedule. In addition, any other expenses incurred by Trust Company, at the request or with the consent of the Fund, will be reimbursed by the Fund.

      2.03. The Fund agrees to pay all fees and reimbursable expenses promptly. Postage and the cost of materials for mailing of administrative reports, Participant statements and other mailings to all Employer accounts or Participants shall be advanced to Trust Company by the Fund at least two (2) days prior to the mailing date of such materials or paid within two (2) days of the receipt by the Fund of a bill thereof.

Article 3. Representations and Warranties of Trust Company.

      Trust Company represents and warrants to the Fund that:

      3.01. It is a banking corporation duly organized and existing and in good standing under the laws of The State of New Hampshire.

      3.02. It has the legal power and authority to carry on its business in any jurisdiction where it does business.

      3.03. It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

      3.04. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.05. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4. Representations and Warranties of the Fund.

      The Fund represents and warrants to Trust Company that:

      4.01. It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

      4.02. It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

      4.03. All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      4.04. It is an investment company registered under the Investment Company Act of 1940, as amended (the "Act").

      4.05. It makes available its Shares in connection with certain Plans.

      4.06. A majority of the Trustees of the Fund who are not interested persons have made findings to the effect that:

            (a) the Agreement is in the best interest of the Fund and its shareholders;

            (b) the services to be performed pursuant to the Agreement are services required for the operation of the Fund;

            (c) Trust Company can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

            (d) the fees charged by Trust Company for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

      4.07. A registration statement under the Securities Act of 1933, as amended, has been filed and has become effective, and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale. The Fund shall notify Trust Company (i) if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares or
(ii) if such registration statement shall have been amended to cover Shares of any additional Series (as hereinafter defined in Section 8.01).

Article 5. Indemnification

      5.01. Trust Company shall not be responsible for, and the Fund shall indemnify and hold Trust Company harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

            (a) All actions of Trust Company or its agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

            (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

            (c) The reliance on or use by Trust Company or its agents of information, records and documents which (i) are received by Trust Company or its agents and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm (except Trust Company) on behalf of the Fund.

            (d) The reliance on or the carrying out by Trust Company or any of its agents of any written instructions or requests of the Fund or any person acting on behalf of the Fund.

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws on regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      5.02. Trust Company shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to Trust Company's refusal or failure to comply with the terms of this Agreement, or which arise out of Trust Company's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Trust Company hereunder.

      5.03. At any time Trust Company may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may also be legal counsel for the Fund) with respect to any matter arising in connection with the services to be performed by Trust Company under this Agreement, and Trust Company shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. Trust Company and its agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Trust Company or its agents by telephone, in person, machine-readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

      5.04. Trust Company may at any time or times in its discretion appoint (and may at any time remove) another individual, corporation, partnership, trust or company as its agent to carry out such of the provisions of this Agreement as Trust Company shall from time to time direct.

      5.05. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failur or damage resonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such cases.

      5.06. In order that the indemnification provisions contained in this
Article 5 shall apply, under the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's written consent.

Article 6. Covenants of the Fund and Trust Company.

      6.01. Trust Company hereby agrees to establish and maintain facilities and procedures resaonably acceptable to the Fund for safekeeping of records and for the preparation or use, and for keeping account of, such records.

      6.02. Trust Company shall at all times maintain insurance coverage which is reasonable and customary in light of its duties hereunder and its other obligations and activities, and shall notify the Fund of any changes in its insurance coverage unless the Fund is covered by the same policy and such change is also applicable to the Fund.

      6.03. Trust Company shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.

      6.04. Trust Company and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      6.05. In case of any requests or demands for the inspection of the records relating to Plan Accounts and Participant accounts with the Fund, Trust Company will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Trust Company reserves the right, however, to exhibit such records to any person whenever it is reasonably advised by counsel to the Fund that it may be held liable for the failure to exhibit such records to such person.

      6.06. Trust Company acknowledges that the Fund, as a registered investment company under the Act, is subject to the provisions of the Act and the rules and regulations thereunder, and that the offer and sale of the Fund's Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Fund acknowledges that Trust Company is not responsible for the Fund's compliance with such laws, rules and regulations. If the Fund advises Trust Company that a procedure of Trust Company related to the discharge of its obligations hereunder has or may have the effect of causing the Fund to violate any of such laws or regulations, Trust Company shall use its best efforts to develop an alternative procedure which does not have such effect.

      6.07. Trust Company acknowledges to the Fund that, as the offeror of COMPASS, Trust Company does not act as a plan administrator or as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended from time to time, with respect to any Plan. Trust Company shall not be responsible for determining whether the terms of a particular Plan or the Shares of the Fund are appropriate for the Plan or Participant and does not guarantee the performance of the Fund.

Article 7. Termination of Agreement.

      7.01. This Agreement may be terminated by either party on the last day of the month next commencing after thirty (30) days written notice to the other party.

      7.02. Upon termination of this Agreement, the Fund shall pay to Trust Company such fees and expenses as may be due as of the date of such termination.

      7.03. Should the Fund exercise its right to terminate this Agreement, Trust Company reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8. Additional Series of the Fund.

      8.01. Shares of the Fund are of a single class; however, Shares may be divided into additional series ("Series") that may be established from time to time by action of the Trustees of the Fund. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Agreement shall mean in addition each separate Series currently existing or subsequently created, and the term "Shares" shall mean all shares of beneficial interest of the Fund, whether of a single class or dividend into separate Series of the Fund currently existing or hereinafter created.

      8.02. In the event that the Fund establishes one or more or additional Series of Shares in addition to the original Series with respect to which it desires to have Trust Company render services as recordkeeping agent under the terms hereof, it shall so notify Trust

Company in writing, and upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, relating to such Series and unless Trust Company objects in writing to providing such services, such Series shall be subject to this Agreement.

      8.03. In the event that the Fund suspends the offering of Shares of any one or more Series, it shall so notify Trust Notify in writing to such effect.

Article 9. Assignment.

      9.01. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      9.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 10. Amendment.

      10.01. This Agreement may be amended or modified by a written agreement executed by both parties.

Article 11. Massachusetts Law to Apply.

      11.01. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12. Entire Agreement.

      12.01. This Agreement constitutes the entire agreement between the parties hereto.

Article 13. Correspondence.

      13.01. Trust Company will answer correspondence from Administrative relating to Accounts and such other correspondence as may from time to time be mutually agreed upon and notify the Fund of any correspondence which may require an answer from the Fund.

Article 14. Further Actions.

      14.01. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

Article 15. Interpretive Provisions.

      15.01. In connection with the operation of this Agreement, Trust Company and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by the parties and annexed hereto, but no such provisions shall contravene any applicable federal or state law or regulation and no such interpretive or additional provision shall be deemed to be an amendment of this Agreement.

Article 16. Miscellaneous.

      16.01. The name Scudder Development Fund is the designation of the Trustees for the time being under a Declaration of Trust dated December 21, 1987, as amended, and all persons dealing with the Fund must look solely to the Fund property for the enforcement of any claims against the Fund as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Series of the Fund shall be liable for any claims against any other Series of the Fund.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


                                        SCUDDER TRUST COMPANY

                                        BY:  /s/  [ILLEGIBLE]
                                           -----------------------------------
                                        Title:  Vice President/Treasurer
                                              --------------------------------

                                        SCUDDER DEVELOPMENT FUND

                                        BY:  /s/  David S. Lee
                                           -----------------------------------
                                        Title:  Vice President
                                              --------------------------------


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